Exhibit 99.1

[Puglisi & Associates Letterhead]

May 4, 2011

Cahill Gordon & Reindel LLP
Eighty Pine Street
New York, NY 10005-1702

Re:	Registration Statement on Form S-8 of XL Group plc (the “Registration Statement”)

Ladies and Gentlemen:

Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, hereby accepts its appointment as agent for service of process for XL Group plc, in connection with the Registration Statement.

Any process received by us will be forwarded to:

XL Group plc
Attn: Kirstin R. Gould
XL House
One Bermudiana Road
Hamilton HM08 Bermuda
(441) 292-8515

We acknowledge receiving $100.00 as payment for the first year of this appointment, which is renewable annually.

Our acceptance of this designation and our continued representation is contingent upon our receipt of timely payment of our charges for this service.

Very truly yours,

Puglisi & Associates

/s/ Greg Lavelle

Greg Lavelle
Managing Director